Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Cingulate Inc.

(Exact Name of Each Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Fees Previously Paid	Equity	Common Stock, par value $0.0001 per share(“Common Stock”)(3)	457(o	)			$5,750,000.00	0.00011020	$633.65
Fees Previously Paid	Other	Pre-funded Warrants to purchase Common Stock	Other				-		(5)
Fees Previously Paid	Equity	Common Stock underlying the Pre-Funded Warrants	457(o	)		(4)			(4)
Fees to Be Paid	Other	Series A Warrants to purchase Common Stock (4)	Other						(5)
Fees to Be Paid	Equity	Common Stock underlying the Series A Warrants	457(o	)			$6,325,000.00	0.00011020	$697.02
Fees to Be Paid	Other	Series B Warrants to purchase Common Stock (4)	Other						(5)
Fees to Be Paid	Equity	Common Stock underlying the Series B Warrants	457(o	)			$2,875,000.00	0.00011020	$316.83
Fees Previously Paid	Other	Underwriter Warrants to purchase Common Stock	Other				-		(5)(6)
Fees Previously Paid	Equity	Common Stock underlying the Underwriter Warrants to purchase Common Stock	457(o	)			$207,000.00	0.00011020	$22.82

Total Offering Amounts							$15,157,000.00	0.00011020	$1,670.32
Total Fees Previously Paid									656.47
Total Fee Offsets									-
Net Fee Due									$1,013.85

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”)

(2)	Includes the aggregate offering price of the additional securities that the underwriters have the option to purchase to cover over-allotments.

(3)	Pursuant to Rule 416 under the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(4)	The proposed maximum aggregate offering price of the Common Stock will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Common Stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the Common Stock and pre-funded warrants (including the Common Stock issuable upon exercise of the pre-funded warrants), if any, is $5,750,000.00 (including the underwriters’ option to purchase additional securities).

(5)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(6)	We have calculated the proposed maximum aggregate offering price of the Common Stock underlying the underwriter warrants by assuming that such warrants are exercisable at a price per share equal to 120% of the price per share and accompanying warrants sold in this offering.